Exhibit 10.19

Engagement Letter

of

Chief Technical Adviser

Party A: Guangdong Mingyang Wind Power Technology Company Ltd.

Party B: Wang Wenqi (ID card No.:650102193106153578)

With regards to the engagement of Party B by Party A, the two parties enter into this Contract for Engagement on the basis of fair, voluntary, and mutual-benefit according to the Contract Law of the People’s Republic of China. Hereby agree as follow:

1.	Post of Engagement: Party A will engage Party B as the Chief Technical Adviser of Guangdong Mingyang Wind Power Technology Company Ltd, being responsible for technical guidance and consultancy for development and design of wind turbines, etc.

2.	Term of Engagement: Term of engagement will be six (6) years starting from June 15th, 2006 to June 15th, 2012. This Contract may be extended upon mutual consultation at expiration.

3.	Remuneration: Annual remuneration of engagement shall be payment of Renminbi one hundred thousand (RMB 100,000 Yuan), payable prior to September 30th each year, plus housing allowance.

4.	Obligations and Responsibilities

(1)	Confidential Obligations of Party B while in office

Party B undertakes to bear the following duty of confidentiality other than needs for performing job duties:

a)	While in office, Party B shall comply with any written or unwritten rules and regulations for confidentiality by Party A, and perform confidential duties relevant to the engagement post;

b)	Party B shall not spy on business secrets not relevant to the job or tasks of his without the consent of Party A;

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c)	Without the consent of Party A, Party B shall not disclose, inform, announce, release, publish, pass on, transfer or in any other manner enable any third party (including any other members of Part A kept from such secrets according to confidential rules and regulations) to learn technology secrets or other business secrets of Party A or such technology or business secrets owned by another party with confidential obligations lie with Party A.

(2)	Confidential Obligations of Party B upon Termination of this Contract

Both parties hereby agree that Party B, after the termination of his service, shall keep secret of and shall not use without authorization of the technical secrets and other trade secrets of Party A or third party (but Party A has promised to keep confidential) that are exposed or disclosed to him, as he is required to during this term of service, regardless of the reason of Party B’s resignation.

5.	Party B shall comply with the management or financial regulations during his term of service. Such living expenses as phone bills, housing cost and alimony shall be borne by Party B, while the travel expenses and accommodation fees incurred from Party B’s business trip to the sites or other regions shall be borne by the Company, and Party B is entitled to be granted subsidies, the amount of which is determined with reference to his level of executive.

6.	Liability for Breach of Contract

Either party hereto in violation of this Contract shall be liable for the breach of contract and shall indemnify the other party for losses incurred.

7.	Dispute Resolution

This Contract shall be effective upon sealed by both parties. Any dispute arising from, out of, or in connection with this Contract shall be settled through consultation between the parties. Should the dispute cannot be settled, it shall be submitted to Zhongshan Arbitration Committee for arbitration and arbitrated in accordance with its arbitration rules.

8.	This Contract is executed in duplicate which are equally authentic. Each party hereto shall hold one (1) counterpart.

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Party A: Guangdong Mingyang Wind Power Technology Company Ltd. (Seal)

Party B: Wenqi Wang (Seal)

Date: June 16, 2006

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